INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS
AND REAFFIRMS FISCAL 2019 GUIDANCE

Growth in Sales and Pre-tax Earnings Demonstrates the Company's Balanced Business Model

AUSTIN, Minn. (February 21, 2019) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the first quarter of fiscal 2019. All comparisons are to the first quarter of fiscal 2018 unless otherwise noted.

EXECUTIVE SUMMARY

•	Fiscal 2019 earnings guidance reaffirmed at $1.77 to $1.91 per share

•	Volume of 1.2 billion lbs., up 1%

•	Net sales of $2.4 billion, up 1%

•	Pre-tax earnings of $307 million, up 1%

•	Diluted earnings per share of $0.44, down $0.12 per share due to the impact of tax reform in 2018

•	Effective tax rate of 21.3% compared to 0.6% last year

•	Operating margin of 13.0% compared to 13.0% last year

•	Cash flow from operations of $187 million, down 38%

COMMENTARY
"We had a solid quarter with sales growth from Refrigerated Foods, Grocery Products and International," said Jim Snee, chairman of the board, president and chief executive officer. "Three of our four segments generated earnings growth, which keeps us on track to deliver our full-year guidance."

“Our new Hormel Deli Solutions division is off to a great start as the next growth engine for our company," Snee said. "In addition, many branded value-added businesses performed well this quarter, including our business in China and both Hormel and Jennie-O foodservice divisions. We also saw impressive growth from many retail brands, including SPAM®, Dinty Moore®, Herdez®, Wholly Guacamole®, Applegate®, Natural Choice® and Hormel® pepperoni."

"Again this quarter, our well-developed strategy of shifting our mix toward branded, value-added products in our domestic and international businesses more than offset significant declines in the commodity businesses," Snee said. "We continue to intentionally transition our portfolio away from commodity products and the associated earnings volatility."

CYTOSPORT DIVESTITURE
"Earlier this week we announced a definitive agreement to sell the CytoSport business to PepsiCo," Snee said. "We made strong progress with innovation and sales growth in the food, drug and mass channel. However, it became clear to us over time that PepsiCo is the right long-term owner of this business as they have deep expertise in this space. PepsiCo has been a long-standing distribution partner for CytoSport and the Muscle Milk® brand, which puts them in a strong position to grow this dynamic business."

The purchase price is $465 million in cash, subject to adjustments at closing. Total net sales in fiscal 2018 were approximately $300 million with operating margins slightly below total company operating margins.

SEGMENT HIGHLIGHTS – FIRST QUARTER

Refrigerated Foods

•Volume down 1%
•Net sales up 2%
•Segment profit up 3%

Sales growth was led by the new Hormel Deli Solutions division, with strong gains coming from Columbus® branded items and Jennie-O® premium deli meats. Foodservice sales of Old Smokehouse® bacon and Hormel® Fire BraisedTM products and retail sales of Hormel® pepperoni, Hormel® Natural Choice® and Applegate® products also showed excellent growth. Segment profit increased as value-added profits more than offset a 70% decline in commodity profits, higher freight costs and higher operational expenses.

Grocery Products

•Volume up 3%
•Net sales up 1%
•Segment profit down 2%

Sales increases were led by Herdez® salsas and sauces, Wholly Guacamole® dips, the SPAM® family of products, Muscle Milk® protein beverages and Hormel® bacon toppings. These sales increases were partially offset by declines in contract manufacturing. Segment profit declined due to the effect of a non-operating tax benefit in our MegaMex joint venture in fiscal 2018, which was partially offset by a legal settlement in fiscal 2019.

Jennie-O Turkey Store

•Volume flat
•Net sales flat
•Segment profit flat

Volume and sales for the quarter were flat as improved results in foodservice and commodity sales were offset by declines in retail. Volume and sales increases in foodservice were driven by many categories, including Jennie-O® raw boneless breasts and Jennie-O® cooked breasts. Segment profit was flat as lower selling, general and administrative expenses were offset by lower retail sales of lean ground turkey.

International & Other

•Volume up 1%
•Net sales up 2%
•Segment profit up 1%

International volume, sales and profit increases were led by double-digit growth in exports of SPAM® luncheon meat and strong results from our China business. China results were positively impacted by strong sales of SPAM® and SKIPPY® branded products and lower pork input costs. Fresh pork export volume, sales and profitability declined in the quarter due to the continued impact of tariffs in key markets.

SELECTED FINANCIAL DETAILS

Income Statement

•
Results were negatively impacted by two cents EPS related to the sale of the Fremont facility. Expenses included the cost to move value-added equipment out of the facility and various pension-related items.

•
Selling, general and administrative expenses decreased, primarily due to a one-time benefit of two cents EPS resulting from a legal settlement. This settlement includes compensation for lost profits and was primarily reflected in net unallocated expense and the Grocery Products segment.

•	Advertising investments were $39 million compared to $40 million last year. Advertising investments for the full year are expected to be flat compared to the prior year.

•	Operating margin was 13.0% compared to 13.0% last year.

•
The effective tax rate was 21.3% compared to 0.6% last year. The increase was primarily due to deferred tax remeasurements in fiscal 2018 as a result of The Tax Cuts and Jobs Act. The full-year effective tax rate for fiscal 2019 is expected to be between 20.5% and 23.0%.

Cash Flow Statement

•
Capital expenditures in the first quarter were $39 million compared to $54 million last year. Capital expenditures for the full year are expected to total approximately $350 million. Key projects for the full year include an expansion of our Burke pizza toppings facility in Nevada, Iowa, an expansion at our Fontanini facility in McCook, Ill., and multiple other projects designed to increase value-added capacity.

•	Depreciation and amortization expense in the first quarter was $40 million compared to $39 million last year. Expenses for the full year are expected to be approximately $160 million.

•	Share repurchases for the quarter totaled $45 million, representing 1.1 million shares purchased.

•	The Company paid its 362nd consecutive quarterly dividend at the annual rate of $0.84 per share, a 12% increase over the prior year.

Balance Sheet

•	Working capital decreased to $665 million from $911 million at the beginning of the year, primarily related to higher levels of current debt.

•	Cash on hand increased to $513 million from $459 million at the beginning of the year.

•	Total debt is $625 million. The debt is split between current maturities of long-term borrowings of $375 million and long-term borrowings of $250 million.

•	The company remains in a strong financial position to fund other capital needs.

OUTLOOK
"We are reaffirming our sales and earnings guidance for fiscal 2019," Snee said. "We remain encouraged by the growth prospects in Refrigerated Foods, Grocery Products and International. The results we are seeing in our deli, foodservice and China businesses are exceeding expectations. While the fundamentals in the turkey industry are improving, Jennie-O Turkey Store will likely fall below our full-year expectations due to a lower retail sales outlook. While global trade uncertainty remains, we continue to execute on our well-defined strategy that focuses on building world-class brands, leading with innovation and insights, making smart investment decisions and building intentional balance into our business."

Fiscal 2019 Outlook
Net Sales Guidance (in billions)	$9.70 - $10.20
Earnings per Share Guidance	$1.77 - $1.91

PRESENTATION

A conference call will be webcast at 8 a.m. CT on Thursday, February 21, 2019. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-254-3590 and providing the access code 1445918. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 11 a.m. CT, Thursday, February 21, 2019, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a leading global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Columbus®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the 10th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

REPORTING SEGMENTS

At the beginning of fiscal 2019, the Hormel Deli Solutions division combined all deli businesses, including the Jennie-O Turkey Store deli division, into one division within the Refrigerated Foods segment. In addition, the ingredients business was realigned from the Grocery Products segment to the Refrigerated Foods segment. Fiscal 2018 first quarter segment net sales and segment profit reflect the new operating segments. These segment changes have no effect on previously reported consolidated net sales, operating profit, net earnings or earnings per share.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appears on pages 7-9 and 28-30 in the company's Form 10-K for the year ended October 28, 2018, which can be accessed at hormelfoods.com in the "Investors" section.

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 27, 2019	January 28, 2018*	% Change
NET SALES
Grocery Products	$606,825	$603,577	0.5
Refrigerated Foods	1,278,747	1,254,637	1.9
Jennie-O Turkey Store	321,234	322,760	(0.5)
International & Other	153,549	150,319	2.1
TOTAL	$2,360,355	$2,331,293	1.2

OPERATING PROFIT
Grocery Products	$95,297	$97,545	(2.3)
Refrigerated Foods	162,593	157,531	3.2
Jennie-O Turkey Store	37,904	37,724	0.5
International & Other	24,978	24,655	1.3
TOTAL SEGMENT PROFIT	320,772	317,455	1.0
Net unallocated expense	13,891	12,394	12.1
Noncontrolling interest	94	104	(9.6)
EARNINGS BEFORE INCOME TAX	$306,975	$305,165	0.6
* FY18 segment results have been adjusted to reflect the changes in the Grocery Products, Refrigerated Foods and Jennie-O Turkey Store segments.

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 27, 2019	January 28, 2018*
Net sales	$2,360,355	$2,331,293
Cost of products sold	1,872,021	1,832,997
GROSS PROFIT	488,334	498,296
Selling, general and administrative	193,544	219,872
Equity in earnings of affiliates	11,458	23,531
OPERATING INCOME	306,248	301,955
Interest & investment income (expense)	6,874	7,939
Interest expense	(6,147)	(4,729)
EARNINGS BEFORE INCOME TAXES	306,975	305,165
Provision for income taxes	65,456	1,954
(effective tax rate)	21.3%	0.6%
NET EARNINGS	241,519	303,211
Less: net earnings attributable to noncontrolling interest	94	104
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$241,425	$303,107

NET EARNINGS PER SHARE
Basic	$0.45	$0.57
Diluted	$0.44	$0.56

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	534,495	529,453
Diluted	547,118	543,482

Dividends declared per share	$0.2100	$0.1875
*Restated per ASU 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715).

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	January 27, 2019	October 28, 2018
ASSETS
Cash and cash equivalents	$512,689	$459,136
Accounts receivable	565,060	600,438
Inventories	994,428	963,527
Income taxes receivable	147	3,995
Prepaid expenses	23,601	16,342
Other current assets	4,761	6,662
TOTAL CURRENT ASSETS	2,100,686	2,050,100

Goodwill	2,716,750	2,714,116
Other intangibles	1,204,991	1,207,219
Pension assets	200,448	195,153
Investments in and receivables from affiliates	277,837	273,153
Other assets	171,005	189,951
Property, plant & equipment, net	1,483,681	1,512,600
TOTAL ASSETS	$8,155,398	$8,142,292

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Accounts payable	$505,617	$618,830
Accrued expenses	50,361	48,298
Accrued worker's compensation	25,215	24,594
Accrued marketing	139,338	118,887
Employee-related expenses	160,242	224,736
Taxes payable	63,791	2,490
Interest and dividends payable	116,370	101,079
Current maturities of long-term debt	374,878	—
TOTAL CURRENT LIABILITIES	1,435,812	1,138,914

Long-term debt, less current maturities	250,000	624,840
Pension and post-retirement benefits	484,004	477,557
Other long-term liabilities	100,134	99,070
Deferred income taxes	179,669	197,093
Accumulated other comprehensive loss	(292,342)	(243,498)
Other shareholder's investment	5,998,121	5,848,316
TOTAL LIABILITIES & SHAREHOLDERS’ INVESTMENT	$8,155,398	$8,142,292

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 27, 2019	January 28, 2018
OPERATING ACTIVITIES
Net earnings	$241,519	$303,211
Depreciation and amortization of intangibles	40,018	39,123
(Increase) decrease in working capital	(81,659)	58,879
Other	(12,453)	(97,036)
NET CASH PROVIDED BY OPERATING ACTIVITIES	187,425	304,177

INVESTING ACTIVITIES
Acquisitions of businesses/intangibles	—	(858,102)
Net purchases of property/equipment	(9,125)	(52,943)
Decrease in investments, equity in affiliates, and other assets	7,446	5,746
NET CASH USED IN INVESTING ACTIVITIES	(1,679)	(905,299)

FINANCING ACTIVITIES
Net proceeds (payments) from short-term debt	—	255,000
Net proceeds (payments) from long-term debt	38	374,726
Dividends paid on common stock	(100,125)	(89,814)
Share repurchase	(44,809)	(25,199)
Other	15,997	23,455
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(128,899)	538,168
Effect of exchange rate changes on cash	(3,294)	4,607
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	53,553	(58,347)
Cash and cash equivalents at beginning of year	459,136	444,122
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$512,689	$385,775